UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 24, 2010

MTS SYSTEMS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	0-2382	41-0908057
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14000 Technology Drive Eden Prairie, Minnesota		55344
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (952) 937-4000

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

On April 29, 2010, the Company filed a Form 8-K with the Securities and Exchange Commission (the “Original Report”) reporting the election of Emily Maddox Liggett and William V. Murray to the Company’s Board of Directors.  This Amendment No. 1 to the Original Report is being filed to report the May 26, 2010 appointments of Ms. Liggett and Mr. Murray to committees of the Board.

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Election of Directors.  On April 24, 2010, to be effective May 15, 2010, the Board of Directors of the Company elected Emily Maddox Liggett and William V. Murray to serve as a directors of the Company.

Ms. Liggett is currently the president and chief executive officer of Novatorque, Inc., a manufacturer of high-efficiency electric motor systems.  She is currently on the Board of Directors of Immersion Corporation and the Purdue University School of Engineering Advisory Board.  Prior to 2009, Ms. Liggett’s career experience includes president and chief executive officer positions at Apexon Inc., and Capstone Turbine Corporation.  She also served in various roles at Raychem Corporation.

Mr. Murray is currently the president and chief executive officer of ReShape Medical, Inc., an early stage medical device company developing a non-surgical treatment for obesity.  He is currently on the Biomedical Leadership Council  of Directors for OCTANe, an industry association.  Prior to 2008, Mr. Murray led his own business, Murray Consulting, Inc., and held senior executive positions at Applied Biosystems, Inc., VIASYS Healthcare, Inc., and Medtronic, Inc.

On May 26, 2010, the Board of Directors  named Emily M. Liggett to the governance and nominating committee of the Board and William V. Murray to the compensation committee of the Board.

With these actions, including other changes to the composition of the committees of the Board also made by the Board of Directors of the Company on May 26, 2010:  the audit committee is comprised of Gail P. Steinel (Chair), David J. Anderson and Jean-Lou Chameau; the compensation committee is comprised of Barb J. Samardzich (Chair), William V. Murray and Gail P. Steinel; and the governance and nominating committee is comprised of Jean-Lou Chameau (Chair), Brendan C. Hegarty and Emily Maddox Liggett.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MTS SYSTEMS CORPORATION (Registrant)

Date: May 27, 2010	By:	/s/ SUSAN E. KNIGHT
Susan E. Knight Vice President and Chief Financial Officer